Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Center Coast MLP & Infrastructure Fund of our report dated August 27, 2013, relating to the financial statement which appears in such Registration Statement.  We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Counsel and Independent Registered Public Accounting Firm” and “Report of Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

September 24, 2013